OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE ANNOUNCES NEW CONTRACTS FOR SALE AND RENT OF NODAL ACQUISITION SYSTEMS

Houston, Texas - October 6, 2010 - OYO Geospace (NASDAQ: OYOG) today announced it received a $6.1 million order from Dawson Geophysical Company for 8,000 GSR channels and related equipment. Upon completion and delivery of this order, Dawson Geophysical will own 16,000 channels of the company's GSR system. Delivery of this order is expected to occur in the company's first fiscal quarter ending December 31, 2010.

The company also announced today that it has signed contracts and delivered over 7,900 GSR channels for short-term rental to three different seismic crews. The company recently announced its intention to increase its GSR rental fleet to 15,000 channels in response to increasing customer demand for GSR rentals.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.